EXHIBIT 2.3

                               SECOND AMENDMENT TO

                          AGREEMENT AND PLAN OF MERGER


     This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of February 23, 1996 ("Second Amendment"), is made by and among Fairchild Industries, Inc., a Delaware corporation ("Fairchild"), RHI Holdings, Inc., a Delaware corporation ("RHI"), The Fairchild Corporation, a Delaware corporation ("TFC"), and Shared Technologies Inc., a Delaware corporation ("Shared Technologies"), amending certain provisions of the Agreement and Plan of Merger dated as of November 9, 1995, as amended by the First Amendment to the Agreement and Plan of Merger dated as of February 2, 1996, including the exhibits and schedules thereto (the "Merger Agreement") by and among Fairchild, RHI, TFC and Shared Technologies. Terms not otherwise defined herein which are defined in the Merger Agreement shall have the same respective meanings herein as therein.

     WHEREAS, Fairchild, RHI, TFC and Shared Technologies have agreed to modify certain terms and conditions of the Merger Agreement as specifically set forth in this Second Amendment.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                         AMENDMENTS TO MERGER AGREEMENT

     1.1 The following shall be added as a new final paragraph to Schedule 3.1(b) to the Merger Agreement, "Summary of Terms of Special Preferred Stock":


         "The terms of the Special Preferred Stock will provide, or Fairchild, RHI and Shared Technologies shall enter into an agreement giving, Shared Technologies the option to extend the final maturity of the Special Preferred Stock from March 31, 2007, to March 31, 2008. If such option is exercised, Shared Technologies will pay a dividend to the holders of the Special Preferred Stock at the same rate payable on the Senior Discount Notes due 2006 to be issued by a subsidiary of the Surviving Corporation in connection with the Merger, calculated on the outstanding liquidation preference of the Special Preferred Stock. Such dividend shall accrue from



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         March 31, 2007,  and be payable  quarterly beginning June 30, 2007."

     1.2 Section 6.7(a) of the Merger Agreement is amended by adding "(the 'Closing Date Balance Sheet')," after the words "Effective Date" on the last line of such section, such that such line reads as follows:

     "......gies on the Effective Date (the "Closing Date Balance Sheet"), is at
     least $80,000,000);........ ."

     1.3 Section 6.7(b) of the Merger Agreement is amended in its entirety to read as follows:

     "(b) except as contemplated by Schedule 9.1 and except for the assignment to RHI by Fairchild of Fairchild's receivables (the "Permitted Receivables Assignment"), in an amount of $9,000,000, there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of Fairchild or any of its subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution by Fairchild or any of its subsidiaries in respect of their capital stock; provided that the Permitted Receivables Assignment shall not reduce the net worth of Fairchild to less than $80,000,000. Notwithstanding the foregoing, if the Effective Time shall not have occurred on or prior to March 15, 1996, the amount of the Permitted Receivables Assignment shall be increased to the maximum amount which would not cause the net worth of Fairchild, as evidenced by the Closing Date Balance Sheet, to be less than $80,000,000. Within 90 days of the Closing Date, Arthur Andersen, L.L.P. will prepare and deliver to the parties an audited balance sheet of Fairchild as of the Closing Date (the
            "Audited Balance Sheet"). In the event that the net worth of Fairchild, as shown on the Audited Balance Sheet, (x) is less than $80,000,000, Fairchild shall pay to Shared Technologies an amount in cash equal to such difference or (y) is more than $80,000,000, Shared Technologies shall pay to Fairchild an amount in cash equal to such difference; provided that no such cash payment, when taken together with the amount of receivables assigned to RHI by Fairchild pursuant to this paragraph, shall be required in an amount greater than the amount of the Permitted Receivables Assignment."

     1.4 The  following  shall  be  added as a new  Section  8.12 of the  Merger
Agreement:

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

     "8.12 Post-Merger Sale of Shared Technologies Cellular, Inc. RHI agrees that if, within 150 days of the Effective Time, the Surviving Corporation shall receive cash proceeds from the sale of its interest, as of this date, in STCI, then RHI shall contribute to the Surviving Corporation, a sum equal to 40% of such cash proceeds received by the Surviving Corporation, up to a maximum contribution of $1,600,000."

     1.5 Section 10.1(c) of the Merger Agreement is hereby amended by deleting the date "March 8, 1996," and inserting the date "March 15, 1996," in lieu thereof.

     1.6 Section 10.1(d) shall be amended by deleting the words "..., at the Special Meeting of (including any adjournment thereof)," and adding at the end of such section the words "on or before March 4, 1996".

                                   ARTICLE II

                     AMENDMENTS TO THE TAX SHARING AGREEMENT
                                   (EXHIBIT E)

         2.1 The parties hereto agree to amend The Tax Sharing Agreement as set forth as Exhibit E to the Merger Agreement to provide for the following language:

     (i) Notwithstanding any other representation in the Merger Agreement or in the Tax Sharing Agreement, TFC and RHI make no representation or warranty as to
(i) the amount of any net operating loss and tax credits of the TFC Group allocable to FII or VSI at the Effective Date as a result of the operations of FII and VSI prior to the Effective Date; and (ii) the amount of any reduction in tax payable by Shared Technologies due to utilization of any net operating loss or tax credit of the TFC Group allocable to FII and VSI as a result of the operations of FII and VSI prior to the Effective Date.

     (ii) Notwithstanding any other provision of the Tax Sharing Agreement, Shared Technologies shall not share with TFC and RHI any reduction in the tax payment of Shared Technologies as a result of Shared Technologies utilizing any net operating losses or tax credits of the TFC Group allocable to FII or VSI at the Effective Date or as a result of operations of FII and VSI prior to the Effective Date.

                                   ARTICLE III

                        PROVISIONS OF GENERAL APPLICATION

     3.1 Except as otherwise expressly provided by this Second Amendment, all of the terms, conditions and provisions to the Merger Agreement remain unaltered.

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The Merger  Agreement and this Second  Amendment  shall be read and construed as one agreement.

     3.2 If any of the terms of this Second Amendment shall conflict in any respect with any of the terms of the Merger Agreement, the terms of this Second Amendment shall be controlling.


     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers, all as of the day and year first above written.

SHARED TECHNOLOGIES INC.                               THE FAIRCHILD CORPORATION


By:/s/Anthony D. Autorino                              By:/s/Donald E. Miller
   Anthony D. Autorino                                    Donald E. Miller
   Chief Executive Officer                                Senior Vice President

FAIRCHILD INDUSTRIES, INC.                             RHI HOLDINGS, INC.


By:/s/Donald E. Miller                                  By:/s/Donald E. Miller
   Donald E. Miller                                        Donald E. Miller
   Vice President                                          Vice President


ACCEPTED AND AGREED TO BY:

FAIRCHILD HOLDING CORP.


By:/s/Donald E. Miller
   Donald E. Miller
   Vice President



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